EXHIBIT 99.1

	Contact:	Kathy Taylor
Southwall Technologies Inc.
Phone: (650) 798-1200

For Immediate Release

Southwall Technologies Announces Effective Date of Reverse Stock Split

PALO ALTO, Calif.--(BUSINESS WIRE)--March 14, 2011--Southwall Technologies Inc. (OTCBB:SWTX), the worldwide innovator of energy-saving films and glass products that improve the energy efficiency of buildings, homes and cars, today announced that a 1-for-5 reverse stock split of its common stock will take effect at 5:00 p.m. ET on Monday, March 14, 2011. The Company's common stock will begin trading on a post-split basis on Tuesday, March 15, 2011. Shareholders at the effective time will receive one new share of common stock for every five shares that they hold. Southwall will not issue any fractional shares as a result of the reverse split. Instead, Southwall shareholders who would otherwise have been entitled to a fraction of a share will receive a full share of common stock.

At the Company’s 2010 Annual Meeting of Shareholders, stockholders approved, at the discretion of the Board, the reverse stock split of the Company’s common stock.  The purpose of the reverse stock split is to increase the per share trading price of the Company's common stock, thereby appealing to a broader range of investors.

 In addition, the Company anticipates relisting on the NASDAQ stock exchange within the next 60 days.

About Southwall Technologies Inc.

Southwall Technologies is the leading innovator of energy-saving films and glass products that dramatically improve the energy efficiency of buildings, homes and cars. Southwall is an ISO 9001/14001 certified manufacturer with customers in over 25 countries around the world.

This press release may contain forward-looking statements, including, without limitation, statements regarding the Company's expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented.  These risks include the possibility that the Company’s expected future results will be materially worse than estimated, that the Company may not continue to be profitable in future quarters or may not be able to achieve future long-term growth, that there will be a decline in one or more portions of our business in 2010 or thereafter, that the Company will not be successful in improving operations performance or controlling costs, that the Company will suffer a decline in manufacturing or financial effectiveness, that the Company’s new product development will not be successful, that there may be decreasing demand in certain markets and that the Company will not be able to secure additional financing if required, as well as risks associated with its failure to meet potential covenant requirements under future credit facilities.  Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 25, 2010.

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